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                              MUSI INVESTMENTS S.A.
                            231 VAL DES BONS MALADES
                           L-2121 LUXEMBOURG-KIRCHBERG


                                January 12, 2001


Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, N.C. 27107
Attention: Greg Frisby, Chairman

Dear Greg:

                  Reference is made to that certain Letter of Intent, dated as of the date hereof, between MUSI Investments S.A. ("MUSI") and Frisby Technologies, Inc. (the "Company") relating to the proposed issuance of units, each consisting of one share of common stock and one warrant of the Company to MUSI and certain other investors, according to the terms outlined on the term sheet attached to such Letter of Intent (the "Equity LOI"). In connection with the transactions contemplated by the Equity LOI, each of Greg Frisby, MUSI and the Company wish to set forth certain agreements regarding the provision by MUSI of a letter of credit to secure the Company's obligations to Bank of America, N.A. ("BofA"), under the terms of that certain commercial loan agreement dated February 20, 2000 (as modified or amended, the "BofA Facility") in the original amount of $2,000,000.

         1. Provision of Letter of Credit. Subject to the satisfaction of the conditions set forth in this letter agreement, not later than January 15, 2001, MUSI shall cause Banca Commericale Italiana to issue an irrevocable stand-by letter of credit (the "L/C") in the principal amount of $1,500,000 and naming BofA as the beneficiary thereunder. The L/C will be in form and substance mutually acceptable to both MUSI and BofA, and their respective counsel. The L/C will have an expiration date of not earlier than July 16, 2001.

         2. Pay Down of BofA Facility. The Company shall provide MUSI with evidence prior to issuance of the L/C that the Company has repaid not less than $500,000 of the principal balance outstanding under the BofA Facility, thereby reducing the principal balance due thereunder to not more than $1,500,000.

         3. Draw Down on L/C. The provision by MUSI of the L/C shall be deemed a loan made by MUSI to the Company. Accordingly, simultaneously with the execution and delivery of this Agreement, the Company will execute the Convertible Promissory Note (the "Convertible Note") in the form attached hereto as Exhibit A, and deliver the same to _______ (the "Escrow Agent") to be held in escrow. In the event BofA draws downs on the L/C, the Escrow Agent will, upon receipt of evidence of such draw down, release the Convertible Note to MUSI. If the BofA draw certificate is for less than the full $1,500,000, the Convertible Note


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Frisby Technologies, Inc.
January __, 2001
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                  will be reduced without any further action of the parties to an amount equal to the amount set forth in the draw certificate submitted by BofA to the issuing bank under the L/C.

         4. Incurrence of Indebtedness; No Encumbrances. For so long as the L/C remains in place, without the prior written consent of MUSI, the Company will not (a) amend, modify, or otherwise alter any of the terms of the BofA Facility, including without limitation, increasing the principal balance due thereunder, or change the interest rate or repayment terms of the BofA Facility; (b) incur any indebtedness for borrowed money other than the BofA Facility, or guarantee any such indebtedness or sell any debt securities of the Company or guarantee any obligations or debt securities of any other entity; (c) create, incur or suffer to exist any encumbrance, including any lien or security interest, with respect to any of its property or assets, other than the security interest granted to BofA under the BofA Facility; or (d) issue, grant, deliver, sell, redeem or purchase any shares of the Company's capital stock or any options or warrants with respect to any such shares of the Company's capital stock other than as contemplated by the Equity LOI.

         5. Maintenance of Guaranty. Greg Frisby, in signing this Letter Agreement, acknowledges and agrees that so long as the BofA Facility remains in place, that he shall continue to provide to BofA the guaranty provided by him pursuant to the terms of the BofA Facility (the "Frisby Guaranty"). Greg Frisby further agrees that in the event of a draw down of the L/C by BofA, MUSI will become subrogated to the rights of BofA with respect to the Frisby Guaranty.

         6. Expenses. Upon issuance of the L/C, Frisby will reimburse MUSI for all fees and expenses (including, but not limited to, reasonable attorney and accountant fees and expenses relating to the transactions contemplated by this letter agreement) incurred by MUSI in connection with the transaction contemplated by this L/C, up to a maximum of $20,000. In addition to the foregoing, Frisby will reimburse MUSI for all bank fees and expenses the issuing bank (and any confirming bank) charges to MUSI in connection with the issuance of the L/C or any draws under the L/C.

         7. Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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Frisby Technologies, Inc.
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Page 3


                  If the foregoing accurately describe your understanding with respect to the transaction set forth above, please so indicate your agreement to the foregoing by signing the enclosed copy of the Letter Agreement and returning the same to us.

                  Very truly yours,

                  MUSI INVESTMENTS S.A.


                  By: /s/ Luca Bassani Antivari
                  Name:

                  Accepted and Agreed:

                  FRISBY TECHNOLOGIES, INC.


                  By:/s/ D.R. Russell
                  Name: D.R. Russell
                  Title: President and Chief Operating Officer



                  /s/ Greg Frisby
                  Greg Frisby, individually


                  [ ESCROW AGENT ]


                  By:______________________
                  Name:
                  Title:


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Frisby Technologies, Inc.
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                                                                       EXHIBIT A

                           CONVERTIBLE PROMISSORY NOTE

                            FRISBY TECHNOLOGIES, INC.


$1,500,000                                                         June __, 2001
                                                                    New York, NY

                  FOR VALUE RECEIVED, FRISBY TECHNOLOGIES, INC., a Delaware corporation ("Payor"), with offices at 3195 Centre Park Boulevard, Winston-Salem, NC 27107, hereby promises to pay to MUSI INVESTMENTS S.A., a Luxemburg societe anonyme ("Payee"), at such address as Payee may designate, in lawful money of the United States of America in immediately available funds, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000).

                  The principal sum shall be payable on demand, together with all accrued interest thereon. Interest on the unpaid principal amount hereof shall accrue from the date hereof until the entire principal amount has been paid at a variable rate of the prime rate as announced from time to time by Bank of America N.A. plus one hundred and fifty basis points (1.50%), per annum. All computation of interest hereunder shall be based on the actual number of days elapsed over a 365-day year.

                  Upon consummation of the purchase and sale of units (the "Units") (each such Unit representing the right to acquire one share of common stock and one warrant to purchase one share of common stock) pursuant to the terms of the Unit Purchase Agreement by and among the Payor, Payee and the other investors party thereto, Payee shall have the option to elect to have all or a portion of the outstanding principal amount hereof together with all accrued interest thereon converted into Units. The number of Units issuable upon the conversion of this Note shall be determined by dividing the principal amount of this Note together with all unaccrued interest thereon to be converted by the price at which each Unit is sold to the investors pursuant to the terms of the Unit Purchase Agreement.

                  Upon conversion, Payor shall deliver a certificate to Payee for the number of Units issuable upon such conversion subject to surrender by Payee of this Note and the furnishing of all appropriate endorsements and transfer documents reasonably requested by Payor.

                  As security for the prompt payment in full of the principal balance and accrued interest thereon under this Note and to secure performance of Payor's obligations hereunder, Payor hereby grants to Payee a first priority pledge and security interest in all of such Payor's Tangibles and Intangibles, wherever located, now owned by or hereafter acquired by Payor or its successors or assigns, or in which Payor or its successors or assigns now or hereafter has an

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Frisby Technologies, Inc.
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interest and the products, proceeds and accession of the foregoing. For purposes of this Note, (i) "Intangibles" shall be deemed to mean "accounts", "instruments", "documents", "chattel paper", "drafts", "checks" and "general intangibles" and each of them, as the foregoing terms are defined in the Uniform Commercial Code of New York, as amended (the "UCC") and, without limitation, shall include not only such thereof as arise out of the sale, lease, or other disposition at any time and from time to time of inventory or other goods, but also such thereof as arise out of, for, or in connection with, the furnishing of services, and (ii) "Tangibles" shall be deemed to mean "inventory" and "equipment" as defined in the UCC and all goods and tangible personal property now owned or hereafter acquired by Payor. Payor's Tangibles and Intangibles and any such substitute or additional collateral is referred to herein as the "Collateral."

                  This Note creates a continuing security interest in the Collateral and will (i) remain in full force and effect until payment in full of the principal balance and accrued interest thereon under this Note; and (ii) be binding upon Payor, its respective successors and assigns; and (iii) inure, together with the rights and remedies of Payee hereunder, to the benefit of Payee, together with its successors and assigns.

                  Payor covenants and agrees that, so long as any portion of the principal balance and accrued interest thereon under this Note remains unpaid, Payor will from time to time at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Payee may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable Payee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Payor agrees to execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary, or as Payee may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted by Payor to Payee hereby.

                  No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by Payor and Payee.

                  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                  This Note shall bind and benefit the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, the undersigned, by its duly authorized officer, has executed and delivered this Note this __ day of June, 2001.

                                                     FRISBY TECHNOLOGIES, INC.

                                                     By:/s/ Greg Frisby
                                                     Name:
                                                     Title: